Exhibit 10.5

CONTINGENT PERFORMANCE NOTE

Date: May 31, 2026

This Contingent Performance Note, dated as of the date set forth above, is by and among Tacora Capital, LP, a Delaware limited partnership (“Seller”); Cumberland Coal Holdings, LLC, an Ohio limited liability company (“Buyer”); Cumberland Coal Investments, LLC, a Delaware limited liability company (the “Company”); CCI Series 1, LLC; CCI Series 2, LLC; CCI Series 3, LLC; CCI Series 4, LLC; CCI Series 5, LLC; CCI Series 6, LLC; CCI Series 7, LLC; CCI Series 8, LLC; CCI Series 9, LLC; CCI Series 10, LLC; and CCI Series 11, LLC, each a Delaware series limited liability company (collectively, the “Series”), and Cumberland Coal Corporation, a Delaware corporation (“CCC”), and Range Bluegrass Land, LLC, an Ohio limited liability company, for the purpose of acknowledging and agreeing to Section 6.2 of this Contingent Performance Note..

Obligor: Collectively, Buyer, the Company, the Series, and CCC

Holder: Seller

Amount: Twenty-Five Million Dollars ($25,000,000) (the “Contingent Performance Note Value”)

Reference Agreement: That certain Membership Interest Transfer Agreement, dated as of May 31, 2026, by and among the Company, the Series, Seller, Buyer, and, solely for the purposes of Section 2 set forth therein, Range Bluegrass Land, LLC, an Ohio limited liability company (the “Transfer Agreement”)

Recitals

WHEREAS, pursuant to the Transfer Agreement, Seller has transferred, assigned, and delivered to Buyer all of its rights, title, and interests in and to the Membership Interests (as defined therein) of the Company and each of the Series; and

WHEREAS, as consideration for such transfer, Buyer, CCC, the Company, and each of the Series has agreed to deliver to Seller this Contingent Performance Note, entitling Seller to receive payments as set forth herein in the amount of the Contingent Performance Note Value; and

WHEREAS, this Contingent Performance Note is being issued on the Closing Date in accordance with Section 2 of the Transfer Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, each of the Series, and CCC, collectively, hereby unconditionally and irrevocably promises to pay to Seller, or Seller’s designee, the amounts set forth herein, subject to and in accordance with the following terms and conditions.

Article 1. Definitions

Unless otherwise defined herein, capitalized terms used in this Contingent Performance Note shall have the meanings ascribed to them in the Transfer Agreement. The following additional terms shall have the meanings set forth below:

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in the State of Delaware are authorized or required to close.

“Contingent Performance Note Deficiency” means any shortfall in the Contingent Performance Note Value remaining unpaid to Seller once the majority of the equity or assets of CCC have been sold, excluding any assets with de minimis value.

“Event of Default” has the meaning set forth in Article 5 of this Contingent Performance Note.

“Maturity Date” means the day following the day in which the full Contingent Performance Note Value has been paid in full to Seller.

“Net Sale Value” means the aggregate cash or other non-cash consideration provided by an arms-length third-party purchaser in one or more Sale Transactions, which amount shall be net of customary transaction costs, any third-party debt repayments, sales taxes, or other fees and expenses directly related to the Sale Transaction (collectively, “Sale Transaction Expenses”), mutually agreed to by Buyer and Seller in good faith.

“Sale Transaction” means (a) a sale of all, substantially all, or any part of the assets or equity of the Company, the Series, or CCC, whether occurring in one or more transactions, or (b) the filing by the Company, any Series, or CCC of a voluntary petition under any applicable bankruptcy, insolvency, or reorganization law, or the commencement of an involuntary case or proceeding against the Company, any Series, or CCC under any such law by a creditor or other party in interest that is not dismissed within thirty (30) days of filing.

“Security Interests” means any security interests, liens, and encumbrances of CCC, or its assets or the equity in CCC.

Article 2. Payment Obligations

Section 2.1. Principal Payment Obligation. Buyer, the Company, Series, and CCC hereby unconditionally promises to pay to Seller an amount equal to one hundred percent (100%) of the Net Sale Value realized in connection with any Sale Transaction, up to the Contingent Performance Note Value of Twenty-Five Million Dollars ($25,000,000).

Section 2.2. Priority of Payment. The Contingent Performance Note shall be kept in a position as if it were in first priority lien position, except for any security interests, liens or rights of the bond insurers (“Bond Insurers”) of Buyer, the Company, the Series and CCC, which have a prior superior priority lien position and prior priority right to payment to this Contingent Performance Note (“Bond Priority Lien Position”). The preceding sentence shall not increase the rights of the Bond Insurers or the Bond Priority Lien Position, it is merely to acknowledge that rights may exist and if those rights or positions have priority those rights are not modified hereby. Buyer, the Company, the Series and CCC shall take all necessary steps to cause the Contingent Performance Note to be the first priority for payment in any Sale Transaction No Security Interest (except for the Bond Insurers’ Bond Priority Lien Position, if those have priority based upon normal priority laws and interpretation thereof) shall be superior to the Contingent Performance Note unless Seller has agreed in writing to such priority. If any Bond Insurer or exiting bond is replaced with a different Bond Insurer or a new bond, then the lien position of the new Bond Insurer and/or new bond shall have no better lien position or collateral than the existing Bond Insurer and/or bond.

Section 2.3. Excess Proceeds. If the full amount of the Contingent Performance Note Value has been paid to Seller in connection with one or more Sale Transactions, then any excess Net Sale Value shall be paid to Buyer or its designee.

Section 2.4. Asset Sales. The sale proceeds of any equipment or other assets of CCC that are not part of a sale of all, or substantially all, of the assets or equity of the Company, the Series, or CCC shall be paid to Seller when sold and will be considered a Sale Transaction, subject only to then-existing Security Interests (which shall include the Bond Insurers’ Bond Priority Lien Position) which have been agreed upon by Seller in writing to be superior to the Contingent Performance Note.

Section 2.5. Reduction of Contingent Performance Note Value. The Contingent Performance Note Value shall only be reduced by the actual amount of money delivered to Seller or its designee, and none of the Sale Transaction Expenses shall reduce or eliminate any of the Contingent Performance Note Value.

Section 2.6. Payment Timing. Payment of the applicable portion of Net Sale Value shall be made to Seller within five (5) Business Days following the closing of any Sale Transaction and receipt of proceeds by Buyer, the Company, CCC, or any of their respective affiliates or designees. All payments shall be made in immediately available funds by wire transfer to an account designated in writing by Seller.

Section 2.7. Late Payment Interest. Any amount payable hereunder that is not paid when due shall bear interest from the date such payment was due until the date paid at a rate equal to the lesser of (a) eighteen percent (18%) per annum, compounded daily, or (b) the maximum rate permitted by applicable law.

Article 3. Affirmative Covenants of Buyer, the Company and CCC

Section 3.1. Notice of Sale Transaction. Buyer, the Company, the Series, and/or CCC shall provide Seller with not less than thirty (30) days’ prior written notice of any proposed or contemplated Sale Transaction, which notice shall include the material terms thereof, including the identity of the proposed purchaser, the proposed purchase price, and the assets or equity to be sold. Seller, in its sole and absolute discretion, may agree to a notice period shorter than thirty (30) days if the contemplated Sale Transaction has a targeted closing date of less than thirty (30) days.

Section 3.2. Consent to Sale Transaction Terms. No Sale Transaction shall be consummated unless (a) the terms thereof are commercially reasonable and reflect fair market value as determined in good faith, and (b) Seller has been afforded a reasonable notice of the Sale Transaction as set forth in Section 3.1. Buyer shall not consummate any Sale Transaction on terms that are materially less favorable to Seller than those previously disclosed to Seller without Seller’s prior written consent.

Section 3.3. Financial Reporting. Beginning on the first calendar quarter following the Closing Date and continuing until the Contingent Performance Note Value has been paid in full, Buyer shall deliver to Seller, within thirty (30) days following the end of each calendar quarter: (a) unaudited financial statements of CCC, the Company, and the Series, including balance sheet, income statement, and cash flow statement; (b) a summary of all asset dispositions during such quarter; (c) a calculation of the remaining Contingent Performance Note Value; and (d) a description of any pending or proposed Sale Transactions.

Section 3.4. Books and Records; Inspection Rights. Buyer shall, and shall cause the Company and CCC to, maintain complete and accurate books and records relating to all Sale Transactions, asset valuations, and proceeds received. Seller shall have the right, upon not less than five (5) Business Days’ prior written notice and during normal business hours, to inspect and audit such books and records, at Seller’s expense, to verify compliance with this Contingent Performance Note.

Section 3.5. Preservation of Assets. Buyer shall, and shall cause the Company and CCC to, use commercially reasonable efforts to preserve, protect, maintain, and operate the assets of CCC, the Company, and the Series in good standing and in compliance with applicable law so as to preserve and maximize the value of such assets for the benefit of Seller’s rights under this Contingent Performance Note. Buyer shall not permit or cause any waste, abandonment, or material diminution in value of the assets of CCC, the Company, or the Series, except in the ordinary course of mining operations.

Section 3.6. No Impairment. Buyer shall not, and shall cause the Company, the Series and/or CCC not to, take any action or fail to take any action that is designed to, or would reasonably be expected to, impair, frustrate, diminish, delay, or defeat Seller’s right to receive the full Contingent Performance Note Value, including without limitation: (a) transferring assets for less than fair market value; (b) encumbering assets with liens or security interests outside of the ordinary course of business unless approved in writing by Seller; (c) distributing or diverting proceeds of any Sale Transaction other than to Seller as required hereunder; or (d) entering into any transaction with affiliates of Buyer on terms less favorable than would be obtained in an arms-length transaction.

Section 3.7. Insurance. Buyer shall cause CCC, the Company, and the Series to maintain insurance coverage (or self-insurance in commercially reasonable amounts) with respect to the material assets of CCC, the Company, and the Series. In the event of a casualty loss resulting in insurance proceeds, such proceeds shall be paid to Seller as a Sale Transaction to the extent of the remaining Contingent Performance Note Value.

Article 4. Negative Covenants of Buyer

Section 4.1. No Subordination. Buyer shall not, and shall cause the Company, the Series, and CCC not to, grant or permit any lien, encumbrance, pledge, or security interest that would be senior to or pari passu with the Contingent Performance Note without the prior written consent of Seller.

Section 4.2. No Transfers Without Consent. Buyer shall not sell, assign, convey, transfer, or otherwise dispose of any of its membership interests in the Company, any Series, or any equity interest in CCC, whether directly or indirectly, without Seller’s prior written consent, unless such transfer is made subject to and conditioned upon the transferee’s written assumption of all of Buyer’s obligations under this Contingent Performance Note, in form and substance satisfactory to Seller.

Section 4.3. Anti-Dilution. Buyer shall not, and shall cause the Company, any Series, and CCC not to, issue any additional equity interests, convertible instruments, or rights to acquire equity interests in the Company, any Series, or CCC if such issuance would dilute or diminish the value of the assets available to satisfy the Contingent Performance Note Value, without the prior written consent of Seller.

Article 5. Events of Default

Section 5.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Contingent Performance Note:

(a) Buyer, the Company, Series or CCC fails to make any payment required hereunder to Seller within ten (10) Business Days after such payment becomes due;

(b) Buyer, the Company, Series or CCC breaches any covenant, obligation, or agreement set forth in this Contingent Performance Note, and such breach continues unremedied for a period of twenty (20) days after written notice thereof from Seller to Buyer;

(c) Buyer, the Company, Series or CCC commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, or similar law, or an involuntary case is commenced against any of them and not dismissed within sixty (60) days;

(d) Buyer, the Company, Series or CCC makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or ceases operations;

(e) Any material representation or statement made by Buyer, the Company, Series or CCC in connection with this Contingent Performance Note or the Transfer Agreement proves to have been false or misleading in any material respect when made;

(f) Buyer, the Company, Series or CCC consummates a Sale Transaction without providing the required notice to Seller, or diverts or fails to remit Sale Transaction proceeds to Seller as required hereunder;

(g) Buyer, the Company, Series or CCC takes any action, or permits any action to be taken, that materially impairs, frustrates, or diminishes Seller’s rights under this Contingent Performance Note or the value of the assets available to satisfy the Contingent Performance Note Value; or

(h) Buyer, the Company, Series or CCC breaches any material obligation under the Transfer Agreement that would adversely affect Seller’s rights under this Contingent Performance Note.

Section 5.2. Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default:

(a) The entire unpaid Contingent Performance Note Value (less amounts previously paid to Seller hereunder) shall, at Seller’s option, become immediately due and payable without further notice or demand;

(b) Seller shall be entitled to exercise all rights and remedies available at law or in equity, including seeking specific performance, injunctive relief, and monetary damages;

(c) Buyer, the Company, Series and CCC, each having joint and several liability, shall pay all costs and expenses incurred by Seller in connection with the enforcement of this Contingent Performance Note, including reasonable attorneys’ fees; and

(d) Seller shall have the right to appoint a receiver or similar official over the assets of CCC, the Company, and the Series to the fullest extent permitted by law.

Section 5.3. Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law, equity, or under the Transfer Agreement or any related agreement.

Article 6. Contingent Performance Note Deficiency

Section 6.1. Deficiency Determination. If the full amount of the Contingent Performance Note Value has not been paid to Seller in connection with one or more Sale Transactions once the majority of the equity or assets of CCC have been sold (excluding any assets with de minimis value), any shortfall resulting therefrom shall be treated as a Contingent Performance Note Deficiency.

Section 6.2. Recovery of Deficiency. If a Contingent Performance Note Deficiency exists after the aforementioned Sale Transactions have closed and cash proceeds delivered (excluding the sale of any assets with de minimis value), then Seller shall have the opportunity to seek to recover any Contingent Performance Note Deficiency pursuant to the Letter Agreement, dated as of the date hereof, by and among Seller andRange Bluegrass Land, LLC.

Section 6.3. Survival of Deficiency Claim. The right of Seller to pursue recovery of any Contingent Performance Note Deficiency shall survive the Maturity Date and shall continue until such deficiency has been satisfied in full.

Article 7. Representations and Warranties of Buyer

Buyer, the Company, Series and CCC hereby represent and warrant to Seller as follows:

Section 7.1. Each of Buyer, the Company, Series and CCC is a limited liability company or corporation, as the case may be, duly organized, validly existing, and in good standing under the laws of the State of Ohio or the State of Delaware, as applicable, and has the full power and authority to execute, deliver, and perform this Contingent Performance Note.

Section 7.2. The execution, delivery, and performance of this Contingent Performance Note by Buyer, the Company, Series and CCC has been duly authorized by all necessary action on the part of Buyer, the Company, Series and CCC, and each of the aforesaid respective member(s) or authorized representatives.

Section 7.3. This Contingent Performance Note constitutes the legal, valid, and binding obligation of Buyer, the Company, Series and CCC, enforceable against Buyer, the Company, Series and CCC, in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 7.4. The execution and delivery of this Contingent Performance Note does not conflict with or result in a breach of any agreement, instrument, order, judgment, or law to which Buyer is a party or by which Buyer, the Company, Series and CCC, is bound.

Article 8. Miscellaneous

Section 8.1. Assignment by Seller. Seller may freely assign, transfer, pledge, or grant a security interest in this Contingent Performance Note and all rights hereunder to an affiliate of Seller with prior notice to Buyer. Seller may not assign, transfer, pledge, or grant a security interest in this Contingent Performance Note to a non-affiliate third party of Seller, without the written consent of Buyer which may not be unreasonably withheld, delayed, or conditioned.

Section 8.2. No Assignment by Buyer. Buyer, the Company, Series and CCC, may not assign or delegate any of its obligations under this Contingent Performance Note without the prior written consent of Seller.

Section 8.3. Waiver by Buyer. Buyer, the Company, Series and CCC, hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and all other notices and demands in connection with the delivery, acceptance, performance, or enforcement of this Contingent Performance Note, to the fullest extent permitted by law.

Section 8.4. Amendments and Waivers. No amendment, modification, or waiver of any provision of this Contingent Performance Note shall be effective unless in writing signed by Buyer and Seller. No failure or delay on the part of Seller in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right.

Section 8.5. Governing Law; Jurisdiction. This Contingent Performance Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles. The parties hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and the Delaware Court of Chancery for the purpose of any suit, action, or other proceeding arising out of or based upon this Contingent Performance Note.

Section 8.6. Severability. If any provision of this Contingent Performance Note is determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

Section 8.7. Notices. All notices, demands, or other communications under this Contingent Performance Note shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email with confirmation of receipt, addressed to the respective parties at their addresses set forth in the Transfer Agreement or such other address as a party may designate in writing.

Section 8.8. Counterparts. This Contingent Performance Note may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Signatures transmitted in PDF format or similar electronic copy shall be deemed original signatures.

Section 8.9. Entire Agreement; Relationship to Transfer Agreement. This Contingent Performance Note is issued pursuant to and in connection with the Transfer Agreement and shall be construed consistently therewith. In the event of any conflict between the terms of this Contingent Performance Note and the Transfer Agreement with respect to the Contingent Performance Note, the terms of this Contingent Performance Note shall control. Except as expressly set forth herein, this Contingent Performance Note does not amend, modify, or supersede any provision of the Transfer Agreement.

Section 8.10. Survival. The terms of this Contingent Performance Note shall survive the Closing and remain in full force and effect until all obligations of Buyer hereunder have been satisfied in full, including payment of the full Contingent Performance Note Value or satisfaction of any Contingent Performance Note Deficiency.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer has duly executed and delivered this Contingent Performance Note as of the date first written above.

BUYER:

CUMBERLAND COAL HOLDINGS, LLC

By:
Name:	James Davidson
Title:	Manager

CUMBERLAND COAL INVESTMENTS, LLC

By:
Name:	James Davidson
Title:	Manager

CCI SERIES 1, LLC; CCI SERIES 2, LLC; CCI SERIES 3, LLC; CCI SERIES 4, LLC; CCI SERIES 5, LLC; CCI SERIES 6, LLC; CCI SERIES 7, LLC; CCI SERIES 8, LLC; CCI SERIES 9, LLC; CCI SERIES 10, LLC; and CCI SERIES 11, LLC, each a Delaware series limited liability company

By:
Name:	James Davidson
Title:	Manager of each series

CUMBERLAND COAL CORPORATION

By:
Name:	James Davidson
Title:	President

ACKNOWLEDGED AND AGREED TO SECTION 6.2

RANGE BLUEGRASS LAND, LLC:

By:
Name:	Michael Cavanaugh
Title:	Manager

ACKNOWLEDGED AND AGREED:

SELLER:

TACORA CAPITAL, LP

By:
Name:	Keri Findley
Title:	Authorized Signatory